EXHIBIT 12.1

SUTHERLAND ASSET MANAGEMENT CORPORATION

STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(IN THOUSANDS, EXCEPT RATIOS)

	For the year ended December 31,
	2017	2016	2015	2014	2013

Fixed Charges
Interest-Expensed	$74,646	$57,772	$47,806	$19,245	$2,183
Total Fixed Charges	$74,646	$57,772	$47,806	$19,245	$2,183
Earnings
Net Income	$45,439	$53,406	$44,768	$32,722	$460
Add Back:
Fixed Charges	$74,646	$57,772	$47,806	$19,245	$2,183
Total Earnings (Loss)	$120,085	$111,178	$92,574	$51,967	$2,643
Ratio of Earnings to Fixed Charges	1.61x	1.92x	1.94x	2.70x	1.21x

SUTHERLAND ASSET MANAGEMENT CORPORATION

STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(IN THOUSANDS, EXCEPT RATIOS)

	For the year ended December 31,
	2017	2016	2015	2014	2013

Fixed Charges
Interest-Expensed	$74,646	$57,772	$47,806	$19,245	$2,183
Preferred Stock Dividends	$—	$—	$13	$16	$3
Total Fixed Charges	$74,646	$57,772	$47,819	$19,261	$2,186
Earnings
Net Income	$45,439	$53,406	$44,768	$32,722	$460
Add Back:
Fixed Charges	$74,646	$57,772	$47,819	$19,261	$2,186
Total Earnings (Loss)	$120,085	$111,178	$92,587	$51,983	$2,646
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	1.61x	1.92x	1.94x	2.70x	1.21x